EXHIBIT 99.1


   IMMEDIATE RELEASE                  CONTACT:
   Sioux Falls, South Dakota          Rogene Thaden, V.P.-Communications
   October 26, 1998                   605-978-2904


                NORTHWESTERN RECORDS HIGHER THIRD QUARTER EPS

         RECORD GROWTH CONTINUES; ANNUAL DIVIDEND INCREASES BY 6.2%


        SIOUX FALLS, S.D. -- NorthWestern reported net income of $4.6 million for the quarter ended September 30, 1998, representing a 23.1% increase over the $3.7 million earned in the third quarter of 1997. Basic earnings per common share increased 23.5% to 21 cents per common share in the third quarter of 1998 from 17 cents a year earlier. Diluted earnings per common share was 20 cents per common share, compared with 17 cents for the third quarter of 1997.

        For the first nine months of 1998, net income was $18.9 million compared to $17.4 million for the same period in 1997. Basic earnings per common share increased 9.3% to 94 cents per common share from 86 cents in 1997. Diluted earnings per common share was 93 cents per common share, compared with 86 cents in the same period a year ago.

        The increase in revenues and earnings was primarily attributed to strong growth from strategic acquisitions and development activities and increased sales in the company's electric service area.

        "NorthWestern had a very solid performance for the third quarter, reflecting internal growth and growth through strategic acquisitions," said Merle D. Lewis, NorthWestern Corporation's chairman and CEO. "We are particularly pleased by the 23% growth in net income which we believe is a solid confirmation of our growth strategies and an indication that 1998 will be another record-breaking year."

        Lewis also noted that the third quarter reflects a substantial level of growth through acquisitions. Strategic acquisitions, particularly in growth-oriented service and solutions sectors, play a significant role in NorthWestern's growth plans and in long-term opportunities to capture a greater share of the growing global service and solutions marketplace.

        During the quarter, two of NorthWestern's growth-oriented service and solutions entities made sizeable acquisition announcements. Communication Systems USA, a national provider of communications, data and integrated solutions announced closed or pending acquisitions to acquire companies with annual revenues in excess of $240 million. Blue Dot., a national provider of heating, ventilating, air conditioning, plumbing and related services, announced closed or pending acquisitions with revenues totaling $220 million. NorthWestern's growth strategies are targeted at activities that will generate earnings growth, expand its customer base, and increase value-added product and service offerings by focusing on customers' expectations for expanded service and solutions, convenience and value.

        "Communication Systems USA and Blue Dot. have substantially exceeded our growth expectations for 1998," said Richard R. Hylland, president and COO, noting that both companies are in two of the fastest-growing service and solutions sectors in the U.S. "The addition of these entities to NorthWestern's growing service and solutions businesses enables us to capitalize on a rapidly changing customer environment with greater innovation, value and competitive advantage. Today we have in place substantial components for successfully expanding our service and solutions businesses well into the future," said Hylland.

        On October 8, NorthWestern announced an annual dividend increase of 6 cents (6.2%) to $1.03 annually. NorthWestern has increased dividends for 15 consecutive years and paid dividends for 52 consecutive years on its common stock. The growth in dividends parallels NorthWestern's entry into rapidly expanding service and solutions businesses along with the resulting substantial growth in both entity value and strong cash flow. NorthWestern's dividend payout ratio has declined for five consecutive years.


                          NORTHWESTERN CORPORATION

                  (in thousands, except per share amounts)
                               (consolidated)

                                   QUARTER ENDED SEPTEMBER 30     NINE MONTHS ENDED SEPTEMBER 30
                                  -----------------------------   ------------------------------
                                     1998      1997    % Change      1998      1997    % Change
                                  --------- --------- ---------   --------- --------- ----------
     REVENUES*                    $ 195,561 $ 185,084    5.7%     $ 663,811 $ 634,941    4.5%
     NET INCOME                   $   4,582 $   3,722   23.1%     $  18,941 $  17,403    8.8%
     EARNINGS ON
        COMMON STOCK              $   3,874 $   3,014   28.5%     $  16,817 $  15,258   10.2%
     BASIC EARNINGS PER
        COMMON SHARE              $     .21 $     .17   23.5%     $     .94 $     .86    9.3%
     DILUTED EARNINGS
        PER COMMON
        SHARE                     $     .20 $     .17   17.6%   $     .93 $     .86    8.1%

     * Excludes revenues from unconsolidated, affiliated companies Communication
       Systems USA and Blue Dot.


              NorthWestern Corporation (NYSE:NOR) is a leading provider of services and solutions to customers across America. In addition to NorthWestern Public Service, a provider of electric and natural gas service to Midwestern customers, the Company holds interests in Cornerstone (NYSE:CNO), the nation's fifth largest retail propane distribution entity. Through its wholly owned subsidiary, NorthWestern holds interests in Communication Systems USA, a national provider of integrated communication and data solutions and network services, and Blue Dot., a national provider of heating, air conditioning, plumbing and related services. NorthWestern is also engaged in other service and nonenergy-related businesses. Information about NorthWestern is available on the Internet at http://www.northwestern.com.

        This press release may contain forward-looking statements that involve inherent risks and uncertainties. A number of important factors which are difficult to predict and many of which are beyond the control of the Company could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, weather, the federal and state regulatory environment, regional, commercial, industrial and residential growth in the service territories served by the Company and its subsidiaries and affiliates, the speed and degree to which competition enters the Company's industries, the timing and extent of changes in commodity prices, risks associated with acquisitions and integration of acquired companies, fluctuations in operating results, competition, the economic climate, customers' usage patterns and preferences, changing conditions in the capital and equity markets and other uncertainties.

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